Exhibit 10.2

EMPLOYMENT AGREEMENT

Employment Agreement effective as of the 24th day of October 2022 (the “Effective Date”) by and between Altitude International Holdings, Inc. (the “Company”), a corporation organized under the laws of the State of New York, and Scott Del Mastro (the “Executive”) an individual.

Witnesseth:

WHEREAS, the Company wishes to retain the Executive as an employee, and the Executive desires to be so retained; and

WHEREAS, the Company and the Executive desire, and have agreed, to set forth in this Agreement their entire agreement and understanding with respect to the Executive’s employment by the Company and any parent, subsidiary, or affiliate (excluding for this purpose any affiliates any shareholder of the Company other than the Company) or associated companies of the Company (the “Group”) from and after the date hereof;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

SECTION 1: Offices and Duties.

A.	Offices and Duties of Executive. During the term of this Agreement, subject to its earlier termination as herein provided, the Executive shall be the Executive Vice President and Chief Operating Officer and have the duties and responsibilities as shall from time to time to be assigned to him by the Board of Directors of the Company (the “Board”). Without limiting the generality of the foregoing, the Executive shall with, and only with, his prior written consent, assume such other office or offices of the Company as the Board may from time to time direct and, while serving in any such office or offices, shall carry out the duties and responsibilities normally associated therewith, subject to the direction of the Board without any additional remuneration therefor; provided, however, that where required by the Company, the Executive will also provide services to the Group, also at no additional remuneration and without requiring the Executive’s prior written consent. The Executive will report to the Board with respect to the conduct of his activities as Executive Vice President and Chief Operating Officer. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company, shall loyally, diligently, and competently devote his skill, good faith, and best efforts to advance the best interest of the Company and shall not during the term of the Agreement engage in any outside business or other activities which interfere with the full and timely performance of his duties hereunder. Without limiting the generality of the foregoing, the Executive shall be entitled to expend a reasonable amount of time on civic, public, industry, and philanthropic activities and on the management of his own investments and assets and may take up other offices and positions during the Term as listed on Schedule 1 hereto and otherwise with prior written approval by the Board (“Approved Positions”). All of the Executive’s authority shall be exercised, and all decisions implemented, in accordance with the directions of the Board.

B.	Proof of Right to Work. For purposes of federal immigration law, the Executive will be required to provide to the Company documentary evidence of his identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Executive’s date of hire. The Executive will maintain his eligibility for employment in the United States throughout the term of this Agreement.

C.	The Executive’s hiring and continued employment with the Company is conditioned on his compliance with all material federal and state laws, rules, and regulations applicable to the Company’s business and with all applicable material laws, regulations and rules of any regulatory authority having jurisdiction over the Company’s business. The Executive shall at all times act, in all material respects, in accordance with all staff manuals, rules and regulations of the Company, including any amendments, alterations and additions made from time to time thereto. To the extent any terms of this Agreement conflict with any terms in the Company’s employee handbook or with any other written policies of the Company, the terms of this Agreement shall govern.

SECTION 2: Term. Subject to the provisions of SECTION 5 hereof, the term of this Agreement and the Executive’s employment by the Company hereunder shall commence on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”) from the Effective Date (each year, a “Contract Year”). The term of this Agreement, and the Executive’s employment hereunder, shall automatically renew for successive five Contract Year terms (each, a “Renewal Term”), unless either party gives the other at least twelve (12) months’ written notice prior to the scheduled expiration date of the then current Initial or Renewal Term of its intent not to renew; provided further that renewal is subject to the parties’ agreement as to the annual rate of guaranteed payments to the Executive for such Renewal Term; and provided further that in no event shall the annual rate of guaranteed payments to the Executive for such Renewal Term be less than the annual rate of Annual Base Salary in effect on the last day of the Initial Term or Renewal Term just ending. The Initial Term, together with all Renewal Terms, is hereinafter referred to as the “Term”.

SECTION 3: Place of Performance. In connection with employment by the Company, the Executive’s principal place of business shall initially be based in the Port St. Lucie, Florida area but he may be required to travel to the extent necessary or appropriate for him to carry out his duties and obligations under this Agreement.

SECTION 4: Annual Base Salary and Benefits.

A.	Annual Base Salary. As compensation and consideration for the services to be rendered by the Executive during his employment by the Company pursuant hereto, during the Initial Term the Executive shall be entitled to receive, in addition to the other benefits expressly required by parts B and C of this SECTION 4, an annual base salary (the “Annual Base Salary”) at the initial annual rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum. Subject to the remainder of the part A of this SECTION 4, the applicable pro rata portion of such Annual Base Salary will be payable in accordance with the customary payroll policy and practices of the Company in effect from time to time, but in any event not less frequently than monthly. Such Annual Base Salary rate shall be subject to review and increases from time to time, but not decreases, at the discretion of the Board. Notwithstanding the foregoing, until one year after the Effective Date (the “Accrual End Date”), the Annual Base Salary shall be paid as follows: (1) Two Hundred Thousand Dollars ($200,000) shall be paid on a current basis, and (2) Fifty Thousand Dollars ($50,000) shall be accrued (“Salary Accrual”), with all cash payments and Salary Accrual done in accordance with in accordance with the customary payroll policy and practices of the Company in effect from time to time, but in any event not less frequently than monthly. Within thirty (30) days following the Accrual End Date, the Executive may elect, in writing (the “Accrual Notice”), that (a) the Company pay the Executive the total Salary Accrual in a lump sum payment within thirty (30) days of the delivery of the Accrual Notice to the Company, or (b) that the Company deliver to the Executive fully vested shares of the common stock of the Company (OTC: ALTD) having a Fair Market Value, as of the Accrual End Date, equal to the total Salary Accrual within five (5) business days of the delivery of the Accrual Notice to the Company (subject to any delays or restrictions imposed by applicable Federal or state securities laws), or (c) that the Company undertake a combination of (a) and (b) in amounts as designated in the Accrual Notice but not to exceed the total Salary Accrual. If the Executive does not timely deliver an Accrual Notice, the Company pay the Executive the total Salary Accrual in a lump sum payment within forty-five (45) days of the Accrual End Date.

For all purposes under this Agreement, “Fair Market Value” means, as of any date, the value of a share of the Company’s common stock determined as follows:

(x)	if such common stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the common stock is listed or admitted to trading as reported in The Wall Street Journal;

(y)	if such Common Stock is publicly traded but is not quoted on the Nasdaq Stock Market nor listed or admitted to trading on a national securities exchange, the closing price on the date of determination as reported in The Wall Street Journal; or

(z)	if none of the foregoing is applicable, by the Board in good faith.

B.	Bonus: Annual Target Bonus; Buyout Bonus. During the Term, the Executive shall be eligible to earn annual target bonuses for each fiscal year during the Term (collectively the “Annual Bonus”) comprised of a cash portion and a portion payable in shares of Common Stock of the Company as follows:

	Annual	Annual
	Cash	Share
Annual Gross Revenue (1)	Bonus	Bonus (2)

$50 million or more but less than $75 million	$100,000	$150,000
$75 million or more but less than $100 million	$150,000	$300,000
$100 million or more but less than $125 million	$250,000	$500,000
$125 million or more	$350,000	$750,000

Adjusted EBITDA (3)

15% or more but less than 20%	$25,000	$50,000
20% or more but less than 30%	$50,000	$75,000
30% or more	$100,000	$150,000

(1) As defined by United States generally accepted accounting principles (“U.S. GAAP”) and based on audited financials of the Company. For the first year, the revenue will be annualized.

(2) Based on the closing price on December 31 of each year.

(3) EBITDA defined as Earnings Before Stock-Based Compensation, Interest, Taxes, Depreciation, Amortization, and other non-cash items, as applicable, as a percent of Gross Revenues.

Buyout Bonus	At Least	Less Than	Percent (1)
Company sale with gross consideration:
	$75,000,000	$100,000,000	2.5%
	$100,000,000	$125,000,000	3.5%
	$125,000,000		4.5%

Any Buyout Bonus shall be paid to the Executive upon the closing of the Company Sale.

The Annual Target Bonus and the Buyout Bonus are collectively referred to as the “Bonuses”). The amount of the Bonuses may be adjusted upward, but not downward, at the discretion of the Board for each fiscal year. The Annual Target Bonus will be paid no later than sixty (60) days following the fiscal year for which the Annual Target Bonus is earned or within five (5) business days following the completion of the audited financial statements of the Company for such year, whichever first occurs. In the event Executive is retained by the Company for less than the full fiscal year for which an Annual Target Bonus is earned pursuant to this Section 5(b), except as otherwise provided herein, the Executive shall be entitled to receive a pro-rated Annual Target Bonus for such year based on the number of days Executive was retained by the Company during such year divided by 365.

“Gross Consideration” means the total value of all consideration (including cash, securities or interests (including, without limitation, warrants, options and stock appreciation rights, whether or not vested or issued at the closing of a Transaction, notes, security rights, escrow amounts, contingent payments or other property) paid or received or to be paid or received, directly or indirectly, by the Company or any of its equity holders (other than, in each case, payments of interest or dividends) in connection with a Company Sale (whether paid at the closing of the Company Sale or thereafter), including the principal amount of any debt (including capitalized leases) of the Company assumed (or in the case of a sale of stock, all debt that is maintained by buyer or the surviving entity), refinanced or extinguished in connection with the Company Sale but excluding licensing fees and royalties that are not contemplated as consideration for the Company Sale. Gross Consideration also includes the value of any real estate owned by the Company sold, or sold and leased back, in the aforementioned Company Sale. If any portion of Gross Consideration is payable in the form of securities or other non-cash consideration that do not have an existing public market, the Buyout Bonus will be determined based on the fair market value of such securities/consideration as mutually agreed upon in good faith by the Executive and the Company prior to the closing of the Company Sale. The Gross Consideration relating to contingent payments, other than escrowed amounts, will be calculated based on the present value of the reasonably expected maximum amount of such contingent payments as determined in good faith by the Executive and the Company prior to the closing of a Company Sale, but in any event shall not be less than eighty five percent (85%) of the potential maximum amount attributable to such contingent payments.

Notwithstanding anything to the contrary contained herein, the Bonuses shall be deemed earned when the required milestone or threshold is achieved. The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding.

C. Stock Grant. Shares of common stock of the Company having a Fair Market Value of $100,000 on the Effective Date (the “Initial Stock Grant”) shall be issued to the Executive on the Effective Date. The Initial Stock Grant shall be fully vested upon grant. The Company will grant to the Executive each year during the Term on the anniversary of the Effective Date Shares of common stock of the Company having a Fair Market Value of $100,000 on each such anniversary date (“Annual Share Issuance”). The Annual Share Issuance shall be fully vested upon grant.

D.	Paid Time Off. The Executive shall be entitled to such holidays as the Board may, from time to time, determine and, in addition, shall be entitled to six (6) weeks of paid time off (“PTO”) per Contract Year, provided, however, that (1) any PTO which is not used during the applicable Contract Year which accrued shall be carried forward for use in subsequent Contract Years, and (2) the Company shall be obligated to pay or otherwise compensate the Executive for any accrued PTO that has not been used prior to the expiration or earlier termination of this Agreement. Subject to the restrictions set forth in SECTION 6, the Executive shall be entitled to use leave days at such time or times as he may elect.

E.	Health & Medical Benefits. Subject to the Executive’s continued qualification and cooperation in obtaining the same and the continued availability of the same to the Company, the Company will provide the Executive, to the extent eligible, with the same health insurance benefits and medical care coverage provided generally to other Company employees; provided that the Company shall pay the entire premium for the Executive. The Executive acknowledges that the Company may in its sole discretion modify or terminate such plans or coverage at any time; provided that any such modification or termination shall not affect any benefits or coverages accrued or paid for through such effective termination date.

F.	Withholding. All payments provided herein to be made by the Company shall be subject to, and deductions shall be made for, withholding taxes and other legally allowed deductions and offsets.

G.	Business Expenses. The Executive is authorized, subject to the business expense policies as determined by the Board, to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Executive for all such expenses provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the standard policies of the Company relating to reimbursement of business expenses incurred by senior executives of the Company. Reimbursement or payment of an expense under this Section 5 will be made or reimbursed within thirty (30) consecutive days of the Company’s receipt of the Executive’s request for payment or reimbursement and submission of an expense report, along with supporting vouchers, receipts, statements or other evidence reasonably satisfactory to the Company. The Executive shall be entitled to business class air travel for international travel and coach class air travel for domestic travel.

SECTION 5: Termination.

A.	Termination Events. This Agreement and the Executive’s employment hereunder may be terminated prior to the expiration date of this Agreement either by (i) mutual agreement of the Company (acting through the Board) and the Executive or (ii) subject to the obligation of the Company to make payments and the other duties and obligations of the parties hereto as set forth in part B of this SECTION 5, under the following circumstances:

1)	Death. This Agreement and the Executive’s employment hereunder shall automatically terminate immediately upon his death.

2)	Disability. The Company or the Executive may terminate this Agreement effective as of: (i) the date the Executive becomes entitled to receive disability benefits under the Company’s long-term disability plan, if any; or (ii) the date the Executive shall have been unable to substantially perform the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve continuous month period (a “Disability”). If the Executive is a qualified person with a disability under the “Americans With Disabilities Act” (ADA) or other applicable statute, the Company will make reasonable accommodations to the known physical or mental limitations of the Executive, including but not limited to consideration of whether extending the above period of incapacity would constitute a reasonable accommodation. During any period that the Executive fails to perform fully his duties hereunder as a result of incapacity due to Disability (a “disability period”), the Executive shall continue to receive the full amount of the then current Annual Base Salary hereunder until this Agreement or his employment hereunder expires or is earlier terminated in accordance with this Agreement; provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, paid or payable to the Executive for the disability period under any disability insurance or other benefit plans of the Company or otherwise on account of his Disability.

3)	Termination by the Company for Cause. The Company may, at its option, by written notice to the Executive, terminate this Agreement and the Executive’s employment hereunder for “Cause”, which means any of the following: (a) the Executive being arrested for, charged with, and convicted of, or pleading guilty or nolo contendere to, a felony involving (i) any crime against the Company or any of its subsidiaries of affiliates or the shareholders of the Company, or (ii) any crime involving moral turpitude that materially and adversely affects his ability to perform effectively hereunder, or which the Members, in their sole discretion, determine is reasonably likely to materially and adversely affect the reputation of the Company or the Members; (b) the violation by the Executive of any of the provisions of SECTION 6 hereof; (c) the engagement by the Executive in any act of theft, embezzlement, fraud or dishonesty resulting or intended to result in gain or personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates; (d) a material breach by the Executive of any of his material duties or obligations hereunder or failure to comply with any material provisions of the employee handbook or other material policies of the Company (to the extent and as they exist from time to time) after having received written notice thereof specifically identifying the manner in which the Executive has breached or failed to comply with his obligations, provided, however, that the Executive shall have thirty (30) calendar days to cure (other than any such failure resulting from the Executive’s Disability); (e) the failure to provide the required proof of the right to work in the United States as required herein; (f) any representation or warranty of the Executive continued herein shall not have been true and correct in all material respects when and as made; (g) the Executive’s knowing, material violation of any law, rules or regulation applicable to the Company or any act of omission or commission in the performance of his duties under this Agreement amounting to gross negligence, willful misconduct, breach of fiduciary duty or obligations hereunder regarding corporate opportunities, conflict of interest or self-dealing; and/or (h) the Executive’s failure to reasonably cooperate in any audit or investigation of the Company or its subsidiaries, following thirty (30) days’ notice and a chance to cure within such time period unless such breach is incurable in the reasonable determination of the Board;

4)	Termination by the Executive for Good Reason. The Executive may terminate this Agreement and his employment hereunder for Good Reason by giving written notice to such effect to the Company. For the purposes of this Agreement, “Good Reason” shall mean (a) a material reduction in the Executive’s compensation or diminution of the Executive’s duties, title or position during the Term, (b) any change of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the Effective Date which change is not agreed to by the Executive, (c) any failure of the Company to pay the Executive any compensation when due (other than an inadvertent failure that is remedied within five (5) business days after receipt of written notice from the Executive); (d) the delivery by the Company or any subsidiary of a written notice to the Executive of the intent to terminate Executive’s employment for any reason, other than any such notice of non-renewal of the Agreement delivered in accordance with SECTION 2 or for Cause or Disability (both as provided above), regardless of when such termination is intended to become effective; or (e) the failure of the Company to perform any of its other material duties or obligations hereunder, which, in the case of each of each of (a), (b), (d) and (e), event or failure is not cured within thirty (30) calendar days after a written demand for performance is delivered or sent to the Company specifically identifying the manner in which the Company has not performed; provided however that no failure of the Company as contemplated by (c), (d) and (e), to the extent caused by actions or omissions of the Executive, shall constitute Good Reason.

5)	Termination by the Executive without Good Reason. The Executive may terminate this Agreement and his employment hereunder at any time during the term without Good Reason by giving at least ninety (90) days’ written notice (“Resignation Notice”) to such effect to the Company. Following the date that the Executive provides a Resignation Notice and prior to the effective date of resignation, the Board may at any time thereafter, in its discretion, take any or all of the following actions, and the termination will still be treated as a termination by the Executive without Good Reason: (i) relieve the Executive of some or all of his responsibilities or duties with the Group and/or provide the Executive with duties with the Group related to the transition of his duties without it being a breach of this Agreement; (ii) reduce the Executive’s title with the Group without it being a breach of this Agreement; or (iii) accelerate the effective date of the Executive’s resignation to a date earlier than the date set forth in the Resignation Notice (the date set forth in the Resignation Notice, the “Notice Resignation Date”, and such earlier accelerated date, the “Actual Resignation Date”); provided that in the event the Company accelerates the effective date of the Executive’s resignation to a date earlier than the date set forth in the Resignation Notice, the Company shall continue to pay the Executive the compensation to which he would have been entitled for the period beginning on the date of the Resignation Notice and ending on the earlier to occur of (x) the Notice Resignation Date and (y) the date which is 90 days after the date of the Resignation Notice (but in any event no sooner than 30 days after the Actual Resignation Date).

B.	Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement, the Executive’s employment hereunder, all future and further obligations and liabilities of the Company to the Executive under or on account of this Agreement shall cease and terminate (except as provided with respect to the Buyout Bonus); provided, however, that:

1) the Company shall remain obligated to pay the Executive or, in the event of his death, his estate, any compensation theretofore accrued but not paid including any accrued but unpaid Bonus;

2) in the event of a termination by the Executive for Good Reason or by the Company in violation of the provisions of this Agreement or otherwise without Cause (including pursuant to the Company’s delivery of a Notice of Non-Renewal), in addition to any other right or remedy to which the Executive may be entitled, the Company shall deliver to the Executive a lump sum payment equal to the sum of (a) Severance Base, as defined below and (b) the Bonus the Executive would have received had he been employed for the entire year less any Bonus paid pursuant to clause (1) above (such payment to be in lieu of and not in addition to any payment from the Company to which the Executive may be entitled under any policy of the Company or under applicable law) and the stock portion of all outstanding Bonuses shall be fully and immediately vested. The “Severance Base” shall equal the Executive’s Annual Base Salary for twelve (12) months as of the termination date. In addition, provided that Executive timely elects to continue his group health care coverage pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and remains eligible for these benefits, the Company agrees to (I) reimburse the Executive for the COBRA premiums required to continue the group health care coverage for the Executive and those dependents of the Executive who were enrolled as participants in Company’s group health care coverage as of the date of termination of the Executive’s employment with the Company, for COBRA coverage for one (1) year. To the extent the Executive becomes eligible for group health care coverage from a subsequent employer during this period, the Company shall have no obligation to provide further reimbursement under this Agreement. The Executive agrees that the Executive will immediately notify the Company within one week of becoming eligible for group health care coverage through another employer; and (II) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the payments made by the Company pursuant to clause (I) (provided, however, that if the Company’s making these payments would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA);

3) in the event of the expiration of this Agreement or a termination by the Executive for a Good Reason or by the Company in violation of the provisions of this Agreement or without Cause, the provisions of part (A)(i) of SECTION 6 hereof shall automatically cease to be applicable from and after the expiration or such earlier termination of this Agreement; and

4) this part B and, except as therein otherwise expressly provided, SECTIONS 6 and 7 hereof shall survive any expiration or earlier termination of the Agreement.

C.	The Executive’s receipt of the severance benefits pursuant to clause (2) of part B of SECTION 5 shall be contingent upon the Executive’s signing within forty-five (45) days following the date of termination, and not revoking within seven (7) days after signing, the Company’s standard general release for employees (the “General Release”). If the Executive fails to timely sign and deliver the General Release, or the Executive revokes his signature on the General Release, the Executive agrees that he shall not be entitled to receive any portion of the Severance Base.

D.	Sole Remedy. The Executive hereby agrees to waive any right to any notice, or payment in lieu of notice, from the Company in exchange for the benefits provided pursuant to this SECTION 5. The provisions of this SECTION 5 shall exclusively govern the Executive’s rights upon termination of employment with the Company. Upon any termination of the Executive’s employment with the Company, the Executive will be deemed to have resigned without any action on his part from any and all positions he then holds as an employee with any member of the Group.

SECTION 6: Covenants.

A.	Non-Competition and Non-Solicitation. The Executive agrees that, to the fullest extent permitted by law, (i), during the term of this Agreement and for a period of one (1) year following termination (but not expiration) of the Agreement (subject to, if applicable, clause (3) of part B of SECTION 5 hereof), he shall not directly or indirectly, without prior written consent of the Company (acting through the Board), (i) manage, operate, join or control, participate in the management, operation or control, or act as a consultant to or agent of, or as an officer, director, employee or stockholder of, any enterprise or venture anywhere in the world in any business in which the Company is then engaged; provided, however, that this clause (i) does not apply to Approved Positions; and provided, further, that with respect to the operation of “bricks and mortar” schools, academies and training facilities, this restriction shall only apply to schools, academies and training facilities within 500 miles of a Company school, academy or training facility, respectively; and provided, further, the Executive may directly or indirectly own up to 10% of the outstanding stock of any company specified on such Exhibit B which is publicly traded without requiring notice to or the consent of the Company and (ii) during the term of this Agreement and for a period of one (1) year following termination (but not expiration) of the Agreement (subject to, if applicable, clause (3) of part B of SECTION 5 hereof), shall not directly or indirectly, without the prior written consent of the Company (acting through the Board), seek to hire, employ or otherwise retain any officer, employee, independent contractor or consultant (which, for all purposes of this Agreement, shall include, without limitation, any client or any other part-time or temporary personnel) of or for the Company, or any of its divisions, subsidiaries or affiliates, or, in fact, directly or indirectly hire, employ or otherwise retain any such person, which, in each such case, is a person who was an officer, employee, independent contractor or consultant within the six (6) month period prior to the prohibited conduct; and (iii) during the term of this Agreement and for a period of one (1) year following termination (but not expiration) of the Agreement (subject to, if applicable, clause (3) of part B of SECTION 5 hereof), directly or indirectly, separately or in association with others, solicit or encourage others to solicit any of the Company’s clients or client prospects whom the Executive had primary responsibility for or with whom the Executive had any contact during the term of his employment for the purpose of diverting or taking away business from the Company; provided however that clause (ii) of this SECTION 6 shall not apply to the Executive’s executive or administrative assistants.

B.	Confidential Information. During the Term and at all times thereafter, the Executive shall not, without the Company’s prior written consent or as ordered by judicial, regulatory or administrative process, (A) utilize, divulge, furnish or make accessible to any third person, company or other organization (other than to an employee of the Company or any of its divisions, subsidiaries or affiliates or another person to whom such disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder), and shall not use in any manner (other than in connection with the business, operations and affairs of the Company), any confidential or propriety information concerning the Company, or any of its divisions, subsidiaries or affiliates, or the business, operation, affairs or financial condition or results of any of the foregoing (provided, however, that confidential and proprietary information shall not be deemed to include any information otherwise generally available to the public (other than as a result of an unauthorized disclosure by the Executive) or (B) sell, disclose or otherwise use or deal with any confidential or propriety information consisting of any list, compilation or other knowledge of any client or customer of, or officer, employee or agent of, the Company or any of its divisions, subsidiaries or affiliates.

C.	Business Opportunities. As long as the Executive is employed by the Company, the Executive agrees, on behalf of himself and his affiliates, to offer all corporate opportunities for any activities directly related to the business of the Company initiated after the Effective Date to the Company prior to undertaking such corporate opportunity outside of the Company.

D.	Non-Disparagement. The Executive agrees that, both during and subsequent to the expiration of the Term, he will not, either orally or in writing, or directly or indirectly through any other person or entity, disparage or denigrate: (a) the Company or any of its Members, or any of the Company’s senior employees; or (b) any product or service offered or provided by the Company (it being understood and agreed that the purpose of this part D is to prohibit gratuitous disparagement and denigration and that the provisions of this part D shall not be construed or interpreted to prevent the Executive from providing a truthful opinion to a person or entity to whom the Executive has a fiduciary or other legal obligation to provide such an opinion).

E.	Cooperation. Upon receipt of reasonable notice from the Board or the Company’s outside counsel, the Executive agrees that during the period of his employment with the Company and thereafter, he will reasonably (given the Executive’s schedule and other employment if after the term of this Agreement) respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company and its representatives, at their sole cost and expense, in defense of any claims that may be made against the Group, and will assist the Company, at its sole cost and expense, in the prosecution of any claims that may be made by them, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to inform the Board promptly (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and the Executive agrees that he will not assist in any such investigation unless he is legally required to do so. To the extent any time/services is requested of and provided by the Executive hereunder after the termination of his employment hereunder, the Company will pay the Executive a per diem of $1000, along with all costs and expenses incurred by the Executive in providing the requested time/services.

F.	Reasonableness of Restrictions. The Executive acknowledges and agrees that the restrictions set forth in this SECTION 6 are reasonable in scope and duration and are necessary to protect the business interests of the Company and the Group. The Executive further acknowledges and agrees that they will not hinder him in obtaining employment after his employment with the Company terminates.

G.	Duty to Disclose. In all instances covered by this SECTION 6, the Executive agrees to inform any entity offering to employ, engage or otherwise do business with the Executive of the restrictions and obligations set forth herein.

SECTION 7: Remedies. The Executive agrees that damages at law may not be an adequate remedy for a breach or a threatened breach of the covenants set forth in SECTION 6 hereof, and the Executive, therefore, agrees that such covenants may be specifically enforced against the Executive by injunction or otherwise in any court of competent jurisdiction, that the Executive will not raise as a defense that adequate remedies at law are or may be available to the Company if the Company seeks to specifically enforce, or seeks other equitable relief with respect to, SECTION 6 hereof and that no bond or proof of actual damages will be required of the Company in connection with any action brought by the Company seeking equitable relief in connection with any alleged breach of SECTION 6. Nothing herein shall be construed as prohibiting the Company from pursuing other available remedies for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive, which remedies shall be deemed to be in addition to, and not in lieu of, any remedies contemplated by the first sentence of this SECTION 7. Nothing herein shall be construed as prohibiting the Executive from using any and all defenses available to him against any alleged or threatened breaches.

SECTION 8: No Conflicting Obligations. The Executive understands and agrees that by entering into this Agreement, he is representing to the Company that his performance will not breach any other agreement to which he is a party and that he has not and will not during the term of this Agreement enter into any oral or written agreement in conflict with any of the provisions of this Agreement or the Company’s policies. The Executive will not bring with him to the Company or use or disclose to any person or entity associated with the Company, any confidential or proprietary information belonging to any other person or entity with respect to which the Executive owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. The Company expects the Executive to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggests that the Executive refrain from having any contact with such persons until such time as any applicable non-solicitation obligation expires.

SECTION 9: Indemnification. Each party hereto shall indemnify and hold harmless the other party hereto from and against, and shall reimburse such other party hereto for, any and all claims, charges, damages liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of, or incurred as a result of, any breach or violation by such first-mentioned party of any of its or his representations warranties, covenants or other agreements set forth in this Agreement.

SECTION 10: Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be personally delivered or mailed by registered or certified mail, postage prepaid, to the respective parties hereto as follows:

(a)	If to the Company:

Board of Directors

Altitude International Holdings, Inc.

4500 SE Pine Valley Street

Port St. Lucie, FL 34952

(b)	If to the Executive:

Scott Del Mastro

c/o Altitude International Holdings, Inc.

4500 SE Pine Valley Street

Port St. Lucie, FL 34952

A party’s notice address may be changed from time to time by written notice to the other party. Notice shall be deemed received on the earlier of the date actually received or the third business day after being so mailed.

SECTION 11: Severability. In the event that any arbitrator selected pursuant to SECTION 15 or any court of competent jurisdiction determines that any provision in SECTION 6 constitutes an unreasonable restriction, such provision shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which rendered any provision of this Agreement invalid, illegal or unenforceable in any respect, it being the intent of the parties that this Agreement and each of the provisions hereof shall be enforceable to the fullest extent permitted by law.

SECTION 12: Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, discussions and agreements (written or oral).

SECTION 13: Benefit and Binding Effect. The Agreement shall inure to the benefit of and be enforceable by, and shall be binding upon and against, the parties hereto and their executors, heirs, legal representatives, successors and assigns, provided that neither this Agreement nor any right hereunder or interest herein may be assigned by the Executive. It is understood that the Company may freely assign this Agreement to any affiliate of or party related to the Group. In addition, notwithstanding anything to the contrary contained herein, in the event of a sale of the Company or of substantially all its assets or in the event of a merger, business combination, or consolidation where the Company is not the surviving entity, the Company shall cause this Agreement to be assumed by the surviving entity or transferee.

SECTION 14: Amendment; Waiver. This Agreement may be amended, superseded, cancelled, renewed, extended or otherwise modified, and the terms or covenants hereof may be waived, only by and only to the extent and the manner provided herein, and in written instrument executed by both parties, and no conduct, behavior or pattern of conduct or behavior shall constitute, or be deemed to constitute, any such modification or waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner effect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in a way one or more instances, shall be deemed to be, or construed as, a further or continuing waiver or any such breach or a waiver or the breach of any other term or covenant contained in this Agreement.

SECTION 15: Captions and Headings. The captions and headings set forth herein are used for convenience only and shall not affect the meaning or interpretation of any provision hereof.

SECTION 16: Governing Law; Arbitration; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida applicable to contracts executed and to be wholly performed in the State, without giving effect to the conflicts of law principles thereof.

SECTION 17: Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

SECTION 18: Section 409A.

A.	The compensation and benefits provided under this Agreement are intended to qualify for an exemption from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Executive, and this Agreement shall be administered and interpreted consistent with such intention. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

B.	For purposes of this Agreement and the payment of severance pay or benefits hereunder, termination of the Executive’s employment means a “separation from service” with the Company as defined by Section 409A, and no payment will be made unless and until such termination qualifies as a “separation from service.”

C.	In the event that the Executive is a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A.

D.	Any reimbursements made under this Agreement shall be made by the end of the year following the year in which the expense was incurred, and the amount of the reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses provided in a subsequent year.”

E.	If the timing of payment of any amount subject to Section 409A is dependent on the Executive’s execution and non-revocation of a waiver or release of claims, and the revocation period starts in one calendar year and ends in the following calendar year, then payment shall in no event be made prior to the first day of such following calendar year, regardless of when the waiver or release was executed.

F.	If any of the payments to be made under this Agreement are deemed to be “deferred compensation”, as that term is defined under Section 409A, the Company reserves the right to unilaterally modify the terms and provisions of this Agreement to comply with the requirements of Section 409A. In no event will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or for any damages for failing to comply with Section 409A.

Please indicate your acceptance of the terms of this Agreement by signing this Agreement below and returning it to the undersigned:

ALTITUDE INTERNATIONAL HOLDINGS, INC.

By:	/s/ Gregory Breunich
Name:	Gregory Breunich
Title:	Chairman

ACCEPTED AND AGREED:

/s/ Scott Del Mastro
SCOTT DEL MASTRO

DATE: October 24, 2022

Schedule 1

International Tennis Academy USA, Inc.